Exhibit 10.24

April 2, 2018

Tom Barton

via e-mail

Re: Amended and Restated Employment Offer

Dear Tom:

We are pleased to offer you the position of Chief Executive Officer (“CEO”) of Tintri, Inc. (the “Company”) in which you will perform the duties customarily associated with this position and such other duties as may be assigned by the Company’s Board of Directors (the “Board”).  This letter amends and restates the letter agreement signed by you and the Company on March 11, 2018 (the “Original Letter”).

You will be based out of our offices in Mountain View, California and will be reporting to the Board. As the Company’s CEO, you will be expected to perform your duties faithfully and to the best of your ability and to devote your full business efforts and time to the Company.  In addition, you will not be permitted to actively engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, or engage in any other activities that conflict with your obligations to the Company, in either case, without the prior approval of the Board.

In addition, upon the date you begin your employment with the Company as CEO (the “Start Date”), you will be appointed to the Board, and will be nominated for election and re-election to the Board continuously while you remain in the CEO role, subject to any required stockholder approval. If your employment with the Company as CEO terminates for any reason, you will resign from all director and officer positions with the Company.

The terms of your compensation and benefits will be as follows:

1.Base Salary: Your annual base salary will be $400,000, less applicable withholdings and deductions, and paid periodically in accordance with the Company’s normal payroll practices.  Your annual base salary will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices.

2.Target Bonus: You will be eligible to earn an annual bonus of $250,000 at target (the “Target Bonus”), based on achieving the performance objectives determined by the Board or its authorized committee (in either case, the “Committee”).  Any Target Bonus, or any portion thereof, will be paid, less applicable withholdings and deductions, as soon as practicable after the Committee determines that it has been achieved, but in no event will any Target Bonus be paid after the 15th day of the 3rd month following the end of the Company’s taxable year in which such bonus is earned. Your Target Bonus opportunity will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices.

3.Benefits: You will be eligible to participate in all of the available Company benefit plans, including group health insurance and paid time off, based on the policies in effect during your employment and subject to their terms and conditions. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.Equity Award:  On the date you begin your employment with the Company, you will be granted a stock option to purchase 1,700,000 Shares at an exercise price per Share equal to the fair market value per Share on the date of grant, as determined by the Board in its sole discretion (the “Option”). Subject to the vesting acceleration provisions in Section 4 and 5 of this letter, 25% of the Shares subject to the Option will vest on the first anniversary of your Start Dart and 1/36th of the remaining Shares subject to the Option will vest monthly thereafter on the same day of the month as your Start Date, subject to your continued service with the Company through each vesting date.

The Option will be subject to the terms of an inducement plan that mirrors the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”) and an option agreement thereunder (collectively, the “Equity Award Documents”).

Notwithstanding the Option vesting schedule above, in the event of a Change in Control (as defined in the Plan) 50% of the then-unvested portion of the Option will immediately become fully vested and exercisable effective immediately prior to the Change in Control, subject to your continued employment through the date of the Change in Control (the “Change in Control Benefits”).

5.Severance:

(a)Qualifying Termination Before a Change in Control. In the event that your employment is terminated by the Company without Cause (as defined below) (and other than due to your death or Disability (as defined in the Plan)) or you resign your employment with the Company for Good Reason (as defined below) (such a termination, a “Qualifying Termination”), then you will receive the following severance benefits (the “Severance Benefits”):

(i)Salary Severance. The Company will continue to pay your then-current annual base salary, less applicable withholdings, for 12 months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures, with the first installment being paid on the first regularly scheduled payroll date of the Company following the date on which the Release (as defined below) becomes irrevocable (subject to Sections 6 and 7);

(ii)COBRA Severance. If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will reimburse you for the premiums necessary to continue group health insurance benefits under COBRA for you and your eligible dependents until the earlier of (a) a period of 12 months from the date of such termination, (b) the date upon which you and your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA (such reimbursements, the “COBRA Reimbursements”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following the date of such termination and will end on the earlier of (a) the date upon which you become eligible for group health coverage from a new employer or (b) the date the Company has paid an amount equal to 12 monthly payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings.

(iii)Equity Award Vesting Acceleration. Vesting acceleration of the then-unvested portion of your Company equity awards in an amount equal to the portion of each such award that would have vested and, to the extent applicable, become exercisable until the date that is 12 months following the date your Qualifying Termination.

(b)Qualifying Termination on or Following a Change in Control. In the event that on or within 12 months following a Change in Control, you have a Qualifying Termination, then you will receive the following severance benefits (the “Change in Control Severance Benefits”):

(i)Salary Severance. The Company will pay you an amount equal to 18 months of your then-current annual base salary, which will be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable (subject to Sections 6 and 7 below);

(ii)Target Bonus Severance. The Company will pay you an amount equal to 150% of your Target Bonus, which will be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable (subject to Sections 6 and 7 below); and

(iii)COBRA Severance. If you elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will reimburse you for the premiums necessary to continue group health insurance benefits under COBRA for you and your eligible dependents until the earlier of (a) a period of 18 months from the date of such termination, (b) the date upon which you and your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA (such reimbursements, the “Change in Control COBRA Reimbursements”).  However, if the Company determines in its sole discretion that it cannot pay the Change in Control COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following the date of such termination and will end on the earlier of (a) the date upon which you become eligible for group health coverage from a new employer or (b) the date the Company has paid an amount equal to 18 monthly payments. For the avoidance of doubt, the taxable payments in lieu of the Change in Control COBRA Reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings.

(iv)Equity Award Vesting Acceleration.  100% of then-unvested Company equity awards held by Executive will immediately become fully vested and, with respect to stock options, fully exercisable. For outstanding Company equity awards subject to performance-based vesting, the performance goals will be deemed achieved at 100% of the applicable target levels for the relevant performance period, unless otherwise provided in the agreement related to the performance-based award.  In no case will more than 100% of the Shares subject to any equity award vest.

6.Conditions to Change in Control and Severance Benefits:  Notwithstanding anything in this letter to the contrary, your receipt of the Severance Benefits or the Change in Control Severance Benefits (as applicable) will be subject to your signing and not revoking the Company’s standard form of release of claims (the “Release”); provided, that such Release becomes effective and irrevocable no later than 60 days following the date your employment terminates (such 60-day period, the “Release Period”). If the Release does not become effective and irrevocable by the expiration of the Release Period, you will forfeit any rights to the Severance Benefits or the Change in Control Severance Benefits (as applicable). In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

7.Section 409A:  Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time, the “Code”) and any regulations and guidance that have been promulgated or may be promulgated from time to time thereunder (collectively, “Section 409A”) at the time of your “separation from service” (within the meaning of Section 409A), then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”).  All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Additionally, any Deferred Payments will be paid on, or, in the case of installments, will commence on the first regularly scheduled payroll date following the expiration of the  Release Period, or, if later, such time as required by the Six Month Delay Rule. It is the intent of this letter to be exempt from or comply with the requirements of Section 409A so that none of the severance payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted consistent with this intent.  Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

8.Parachute Payments:

(a)Reduction of Change in Control and Severance Benefits.  Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.  You will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this letter, and you will not be reimbursed by the Company for any such payments.

(b)Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.

9.Definitions:

(a)“Cause” means the occurrence of any of the following: (a) your engaging in illegal conduct that is determined by the Committee to be materially injurious to the Company or any of its subsidiaries; (b) your violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its subsidiaries; (c) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company or any of its subsidiaries, as determined in good faith by the Board; (d) your conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its subsidiaries; (e) your gross negligence or willful misconduct in the performance of your duties to the Company that has resulted or is likely to result in material damage to the Company, or continued and willful violations of your obligations to the Company as an employee of the Company or any of its subsidiaries, as determined in good faith by the Committee and your failure to cure such violations within the thirty (30)-day period following written notice from the Committee; (f) any breach by you of any material provision of the terms of your employment or engagement by the Company that is determined by the Board to be materially injurious to the Company or any of its subsidiaries.

(b)“Good Reason” means your termination of your employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without your consent: (a) a material reduction in your authority, duties, or responsibilities with the Company or a subsidiary of the Company in effect immediately prior to such reduction, unless you are provided with reasonably comparable authority, duties, or responsibilities; (b) a material change in the geographic location at which you must be principally located, provided that a change in office location of greater than sixty (60) miles from your home will be such a material change in geographic location; (c) a material reduction by the Company or a subsidiary of the Company in your base compensation as in effect immediately prior to such reduction other than in connection with a general reduction of officer base compensation at the Company or its subsidiaries; or (d) any material breach by the Company or a subsidiary of the Company of this letter.  In order for your termination of your employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must terminate your employment within 60 days following the Cure Period.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company will be “at will.” As a result, it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.  Although the Company may change the terms and conditions of your employment from time-to-time (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company.  In addition, the compensation and benefits terms described herein will not affect your at-will employment status.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with a Confidential Information and Invention Assignment Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

If you commence employment with the Company, you and the Company will enter into an Indemnification Agreement (the “Indemnification Agreement”) in substantially the form attached as Exhibit 10.1 to the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on June 1, 2017.

This letter, along with any agreements relating to proprietary rights between you and the Company, the Confidentiality Agreement, the Indemnification Agreement, and the Equity Award Documents, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, the Original Letter and any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Board and you that explicitly states the intent of both parties hereto to supplement the terms herein.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your Start Date will be on or about April 2, 2018.

We look forward to your favorable reply and to working with you at Tintri, Inc.

Sincerely,

TINTRI, INC.

By:	/s/ Kieran Harty
Kieran Harty

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date:	April 2, 2018

/s/ Tom Barton
Tom Barton